LIVE ENTERTAINMENT INC.,
                                  Issuer

                                    and

                 AMERICAN STOCK TRANSFER & TRUST COMPANY,
                                  Trustee












                          Supplemental Indenture
                       dated as of November 14, 1994
                        amending and supplementing
                  Indenture dated as of September 1, 1992
















                                $40,000,000

             Increasing Rate Secured Senior Subordinated Notes
                                 due 1999
                          SUPPLEMENTAL INDENTURE


          SUPPLEMENTAL INDENTURE, dated as of November 14, 1994, between LIVE ENTERTAINMENT INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York trust company (the "Trustee"), amending and supplementing that certain Indenture dated as of September 1, 1992 between the Company and the Trustee (the "Indenture"), pursuant to which the Company's Increasing Rate Secured Senior Subordinated Notes due 1999 (the "Securities") were issued.

                                 RECITALS

          1. The Company did make, execute and deliver the Indenture to the Trustee.

          2. The Company desires to amend and supplement the Indenture as more fully set forth below.

          3. Section 9.02 of the Indenture provides for and permits the Company, when duly authorized, and the Trustee to enter into this Supplemental Indenture with the written consent of the registered holders of at least a majority in aggregate principal amount of the Securities outstanding under the Indenture on September 12, 1994, the record date fixed by the Company in accordance with Section 9.04 of the Indenture (the "Record Date").

          4. At the close of business on the Record Date, there were outstanding under the Indenture forty million dollars
($40,000,000) in aggregate principal amount of the Securities, such Securities being all the securities then outstanding under the Indenture.

          5. The Board of Directors of the Company by resolution has approved this Supplemental Indenture, the registered holders of at least a majority in aggregate principal amount of the Securities outstanding on the Record Date have consented to the substance of this Supplemental Indenture, and a copy of such resolution and evidence of the giving of the consent of such holders have been filed with the Trustee as provided in Section 9.02 of the Indenture.

          NOW, THEREFORE, the parties hereto hereby execute this Supplemental Indenture to amend and supplement the Indenture as follows:

          SECTION 1. The definition of "Net Worth Floor" set forth in Section 1.01 of the Indenture is hereby deleted.

          SECTION 2. Section 4.01 of Indenture is hereby amended by adding the following sentence at the end thereof.

               "Anything in this Indenture, including without limitation the form of the Securities set forth in Exhibit A hereto, to the contrary notwithstanding, from (and including) October 18, 1994, the rate of interest borne by the Securities shall be twelve percent (12%) per annum."

          SECTION 3.  Section 4.23 of the Indenture is hereby
deleted.

          SECTION 4. The Trustee hereby accepts the trusts hereby declared and agrees to perform the same upon the terms and conditions set forth in the Indenture and in this Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture (other than for its due execution hereof) or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article Seven of the Indenture shall apply to this Supplemental Indenture.

          IN WITNESS WHEREOF, LIVE ENTERTAINMENT INC. has caused this Supplemental Indenture to be signed in its corporate name by its President or one of its Vice Presidents and AMERICAN STOCK TRANSFER & TRUST COMPANY, to evidence its acceptance of the trusts created hereunder, has caused this Supplemental Indenture to be signed in its corporate name by its President or one of its Vice Presidents, all as of the day and year first above written.


                                   LIVE ENTERTAINMENT INC.

                                   By:__________________________
[CORPORATE SEAL]                      Name: Michael J. White
                                      Title: Executive Vice
President


                                   AMERICAN STOCK TRANSFER &
                                        TRUST COMPANY

                                   By:___________________________
[CORPORATE SEAL]                      Name:
                                      Title:

STATE OF CALIFORNIA      )
COUNTY OF LOS ANGELES    ) SS


     On the 14th day of November, in the year 1994, before me personally came MICHAEL J. WHITE, to me known, who, being by me duly sworn, did depose and say that he resides at 4423 Dulcinea Court, Woodland Hills, California, that he is an Executive Vice President of LIVE Entertainment Inc., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.


                                   ____________________________
                                   Notary Public
[NOTARIAL SEAL]



STATE OF NEW YORK   )
COUNTY of NEW YORK  ) SS


     On the ____ day of _______, in the year 1994, before me personally came _________________________________, to me known, who, being by me duly sworn, did depose and say that he resides at ___________________________________, that he is a [_________]
President of American Stock Transfer & Trust Company, the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.


                                   ____________________________
                                   Notary Public

[NOTARIAL SEAL]

JMG94D30.SEC (3/14/95 1:29p)